                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              WALBRO CORPORATION
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                              WALBRO CORPORATION
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

    (3) Filing party:

--------------------------------------------------------------------------------

    (4) Date filed:

--------------------------------------------------------------------------------

                                [WALBRO LOGO]


                       [WALBRO CORPORATION LETTERHEAD]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                      AND
                                PROXY STATEMENT

                                 MARCH 21, 1997


To the Stockholders of
Walbro Corporation

         The Annual Meeting of the stockholders of Walbro Corporation, a Delaware corporation, will be held in Auburn Hills, Michigan, at the Company's automotive systems center, 1227 Centre Road, on April 30, 1997 at 11:00 a.m. EDT, for the following purposes:

         (1) To elect two Directors to serve for a term of three years or until their successors have been elected and qualified; and

         (2) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

         The Board of Directors of the Company (the "Board of Directors" or "Board") has fixed the close of business on March 4, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. The transfer books of the Company will not be closed. It is anticipated that this Notice and Proxy Statement and the enclosed form of proxy will first be sent to the stockholders on or about March 21, 1997.

         The Board of Directors would like to have all stockholders represented at the meeting. Whether or not you plan to attend the meeting, you are urged to fill in, date and sign your proxy, and return it in the accompanying envelope. You have the power to revoke your proxy at any time before it is voted by written notice to the Secretary of the Company, and the giving of a proxy will not affect your right to vote in person if you attend the meeting. Your proxy is solicited by the Board of Directors, and the cost of solicitation will be paid by the Company. Proxies may be solicited by personal interview, telephone or telegram by the officers, employees or directors of the Company, none of whom will receive any compensation therefor in addition to his or her regular compensation. In addition, the Company has engaged Morrow & Co., Inc. to solicit proxies by telephone, mail or personal contact from brokers, bank nominees, other institutional holders and the 100 individual stockholders of record holding the greatest number of shares of the Company's common stock, par value $.50 per share ("Common Stock"). The Company will pay Morrow & Co. a fee of $3,500 for its services.

         On March 4, 1997, there were 8,652,737 shares of Common Stock outstanding, each of which is entitled to one vote. An Annual Report for the fiscal year 1996 containing financial and other information pertaining to the Company is being mailed to the stockholders together with this Notice and Proxy Statement.

         The vote of a majority of the shares present in person or by proxy at the meeting will be required to elect the candidates for Director.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and will also count abstentions for purposes of voting on any proposal presented at the meeting or any adjournment thereof. Abstentions will have the same effect as a vote against a proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.


                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

         Pursuant to the power vested in it under Article VI of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate"), the Board of Directors has fixed the number of Directors which shall constitute the whole Board at seven. Article VI of the Restated Certificate also provides that the Board members shall be classified with respect to the time for which they shall hold office by dividing them into three classes, the members of each class to hold office for a term of three years. Two Class I Directors are to be elected at the Annual Meeting of Stockholders on April 30, 1997 for a term of three years expiring at the Annual Meeting of Stockholders in 2000.

         If for any reason either of the nominees shall become unavailable for election, the proxy will be voted for nominees selected by the Board of Directors. At this time the Company knows of no reason why either of the nominees would not be available for election.

         THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE NOMINEES NAMED BELOW AND YOUR PROXY WILL BE SO VOTED UNLESS AUTHORITY IS WITHHELD.

INFORMATION AS TO NOMINEES
         The names of the nominees for the office of Director, together with certain information concerning such nominees, are set forth below:

                                                                                                     Served as
                                            Principal Occupation and Business Experience              Director
    Directors              Age                       During the Past Five Years                        Since
-----------------          ---   -----------------------------------------------------------------    --------
                                                                CLASS I
                                                         TERM EXPIRES IN 2000:

Robert D. Tuttle           71    A Director  of Woodhead Industries, Inc.  and Guardsman Products,      1981
**                               Inc.   From before  1989 to 1991,  Chairman, CEO and  Director of
****                             SPX Corporation which produces  specialty tools and equipment and distributes automotive components.


Robert H. Walpole          57    President  of Walbro  Engine Management  Corporation  since 1991.      1983
                                 Vice President of the Company since 1983.

INFORMATION AS TO DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE
MEETING
         The name of, and certain information with respect to, the remaining five (5) Directors of the Company are as follows:

                                                   CLASS II
                                            TERM EXPIRES IN 1998:
Lambert E. Althaver        66    Chairman  of  the  Board  of the  Company  since  1987.    Chief       1968
*                                Executive Officer since 1982.  President from 1982 to 1996.

John E. Utley              56    Senior Vice President of LucasVarity, PLC since 1996.   Chairman       1993
**                               of the Board of Kelsey-Hayes Company  from 1992 to 1996 and Vice
***                              Chairman  and Vice  President from  1989 to  1992.   Senior Vice
                                 President of Varity Corporation from  1994 to 1996.  LucasVarity is a supplier of  automotive braking systems, electrical systems and diesel systems.

Mr. Robert H. Walpole is a brother-in-law of Mr. Lambert E. Althaver.


----------------
*        Member of the Executive Committee/Directors Committee
**       Member of the Compensation Committee
***      Member of the Audit Committee
****     Member of the Human Resource Planning Committee

                                                                                                     Served as
                                            Principal Occupation and Business Experience              Director
    Directors              Age                      During the Past Five Years                         Since
-----------------          ---    ----------------------------------------------------------------    --------
                                                   CLASS III
                                             TERM EXPIRES IN 1999:

William T. Bacon, Jr.       74    Associate, ABN AMRO (Chicago Corporation)  since 1994.  ABN AMRO      1972
*                                 is a banking services  corporation with its headquarters  in The
**                                Netherlands.   Honorary Director, Stifel Financial  Corp. 1984 -
                                  1994.   Stifel  Financial  is  an  investment  banking  services
                                  corporation.   Prior thereto, Managing Partner  of Bacon Whipple
                                  &  Co., Inc.  Bacon  Whipple was an  investment banking services corporation which merged with Stifel Financial.
Frank E. Bauchiero          62    President  and  Chief  Operating   Officer  since  August  1996.      1990
****                              President  Industrial  Group,  Dana Corporation  North  American
                                  Operations,  Dana  Corporation from  1989  to  1996, Dana  Group
                                  Vice-President,   1987-1990.    Dana   Corporation  manufactures
                                  automotive  product systems,  mobile  off-highway equipment  and industrial  equipment.  Also  a director  of Regal  Beloit Corp.
                                  Regal Beloit  manufacturers power transmissions,  gears and gear reducers, and cutting tools.

Vernon E. Oechsle           54    President,  Chief  Executive  Officer  and  Director  of  Quanex      1994
***                               Corporation  since  1996;  Chief  Operating  Officer  of  Quanex
****                              Corporation, 1993-1995.   Quanex is a  manufacturer of specialty
                                  steel and aluminum  products.  Director  of Precision  Castparts
                                  Corp. since 1996.   From 1990 to  1992, Chief Executive  Officer
                                  of  Allied  Signal Automotive;  prior  thereto  Group Executive,
                                  Automotive  and  Truck for  Dana  Corporation  and President  of
                                  Hayes-Dana, Dana's Canadian subsidiary.


        In February, 1997, Dr. Herbert Kennedy passed away. Dr. Kennedy was a Director of the Company for 16 years. The Board expresses its deepest sympathy to his widow and family and is extremely grateful for Dr. Kennedy's long and faithful years of service to the Company.

------------------
*        Member of the Executive Committee/Directors Committee
**       Member of the Compensation Committee
***      Member of the Audit Committee
****     Member of the Human Resource Planning Committee

BOARD MEETINGS AND COMMITTEES

         The Company has an Audit Committee, a Compensation Committee, an Executive/Directors Committee and a Human Resource Planning Committee.

         The Audit Committee was chaired by Dr. Herbert M. Kennedy and two other outside directors. Mr. John E. Utley served for the entire year; Mr. Frank E. Bauchiero served from January through August and was replaced by Mr. Vernon Oechsle in October. The Committee met twice in 1996 and recommended to the Board of Directors the selection of the Company's independent public accountants and reviewed the plan, scope and results of such independent public accountants' audit. The primary purpose and function of the Audit Committee is to provide an opportunity for direct communication with the Board of Directors by the Company's independent public accountants.

         The Compensation Committee of the Board of Directors also met twice in 1996. Mr. William T. Bacon, Jr. served as Chairman assisted by two other outside directors. Mr. Robert D. Tuttle served for the entire year; Mr. Frank
E. Bauchiero served from January through August and was replaced by Mr. John E. Utley in October. The Compensation Committee awards stock options under the Company's stock option plans, determines the compensation of the Company's executive officers and reviews, and sets the policies for, the compensation payable to approximately the next 25 most highly compensated employees of the Company. See "Compensation Committee Report on Executive Compensation."

         The Directors Committee of the Board did not meet in 1996. For the period from January to October the members were Messrs. Utley (Chairman), Oechsle and Tuttle. In October the Directors Committee was combined with the Executive Committee such that the membership became common with the Executive Committee. The Executive/Directors Committee (i) conducts a continuing study of the size, structure, and composition of the Board; (ii) seeks out and interviews possible candidates and reports its recommendations to the Board;
(iii) periodically reviews the Board's tenure policy; and (iv) determines the criteria for selection and retention of Board members. Although the Committee has its own procedures for selecting nominees for Board membership, it will give due consideration to nominees recommended by stockholders. A stockholder desiring to recommend a person for nomination to the Board should submit a complete resume of the proposed nominee's qualifications and background together with a statement setting forth the reasons why such person should be considered for membership. Such information should be addressed to the Secretary of the Company.

         The Company had an Executive Committee vested with the powers of the Board, except those powers specifically reserved by Delaware law to the full Board. The Executive Committee existed to give the Board the flexibility to make decisions during intervals between regular meetings of the full Board. The Committee members are Messrs. Althaver (Chairman) and Bacon. Dr. Kennedy was a member until February, 1997. The Executive Committee did not meet in 1996. Note that the Directors Committee and the Executive Committee were combined in October (see above).

         The Human Resources Planning Committee of the Board met once in 1996. The members of this committee are Messrs. Tuttle (Chairman), Bauchiero and Oechsle. The Human Resource Planning Committee reviews the short and long range human resource needs of the Company and advises management of its assessment. Also, the Human Resource Planning Committee evaluates strategic human resource needs including senior executive succession.

          The Board of Directors held six meetings in 1996. During 1996, seven directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which they individually served. Dr. Herbert M. Kennedy did not attend any of the meetings of the Board. He did attend one Audit Committee meeting via teleconference.

COMPENSATION OF THE BOARD OF DIRECTORS

         Employee-officers who are also Directors do not receive compensation for their service as Directors. The non-employee Directors of the Company receive an attendance fee of $1,200 for each Directors' meeting attended, $750 for each committee meeting attended and $300 for each telephone meeting of the full Board or a Committee. Additionally, non-employee Directors of the Company receive an annual retainer of $20,000.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        As of February 13, 1997, to the knowledge of the Company's Board of Directors, the following persons were owners of more than five percent (5%) of the Common Stock.


                       Name and Address of                             Amount and Nature of      Percentage of
                        Beneficial Owner                               Beneficial Ownership          Class
-----------------------------------------------------------------      --------------------      -------------
Franklin Resources, Inc.                                                   1,134,582(1)              13.1%
777 Mariners Island Blvd.
San Mateo, CA  94404

David L. Babson & Co., Inc.                                                 509,800(2)                5.9%
One Memorial Drive
Cambridge, MA  02142

----------------
(1) As reported on a Schedule 13G dated January 24, 1997 filed with the Securities and Exchange Commission (the "Commission") by Franklin Resources, Inc., Rupert H. Johnson, Jr., Charles B. Johnson and Templeton Investments Counsel, Inc., the securities reported therein are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the "Adviser Subsidiaries") of Franklin Resources, Inc. ("FRI"). Charles B. Johnson and Rupert H. Johnson, Jr. (the "Principal Shareholders") each own in excess of 10% of the outstanding Common Stock of FRI and are the principal shareholders of FRI. FRI and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the beneficial owner of securities held by persons and entities advised by FRI or its subsidiaries. FRI, the Principal Shareholders and each of the Adviser Subsidiaries disclaim any economic interest or beneficial ownership in any of the securities covered by this Statement. FRI, the Principal Shareholders, and each of the Adviser Subsidiaries are of the view that they are not acting as a "group" for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities held by any of them or by any persons or entities advised by FRI or its subsidiaries.

    According to such Schedule 13G, neither FRI, Charles B. Johnson nor Rupert
    H. Johnson, Jr. have any power to dispose or to direct the disposition of any of the 1,134,582 shares; Templeton Investment Counsel, Inc. has sole voting and dispositive power with respect to 428,500 shares; Templeton Management Limited (including 1,500 shares advised under a sub-advisor agreement) has sole voting and dispositive power with respect to 252,500 shares; Templeton Global Advisors Limited: has sole voting and dispositive power with respect to 177,000 shares; Templeton Investment Management (Australia) Limited has sole voting and dispositive power with respect to 173,300 shares; Templeton Investment Management Limited has sole voting and dispositive power with respect to 74,000 shares; Templeton/Franklin Investment Services Inc. has sole voting and dispositive power with respect to 29,282 shares.

(2) As reported on a Schedule 13G dated February 7, 1997 filed with the Commission by David L. Babson & Co., Inc. According to such Schedule 13G, David L. Babson & Co., Inc. has sole voting power with respect to 298,700 of these shares, shared voting power with respect to 211,100 of these shares and sole dispositive power with respect to all 509,800 of these shares.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of February 13, 1997 the total number of shares of Common Stock of the Company beneficially owned, and the percentage so owned, by (i) each director of the Company, (ii) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock of the Company, (iii) each of the Company's executive officers, and (iv) all directors and executive officers as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose.

                                                                 Amount and Nature of            Percentage
Names                                                          Beneficial Ownership (1)           of Class
-------------------------------------------------------        ------------------------          ----------
Franklin Resources, Inc.  . . . . . . . . . . . . . . .                  1,134,582(2)               13.1%
David L. Babson & Co., Inc. . . . . . . . . . . . . . .                    509,800(3)               5.9%
Lambert E. Althaver . . . . . . . . . . . . . . . . . .                    240,391(4)               2.8%

William T. Bacon, Jr. . . . . . . . . . . . . . . . . .                     67,775(5)                 *
Frank E. Bauchiero  . . . . . . . . . . . . . . . . . .                     43,950(6)                 *
Daniel L. Hittler . . . . . . . . . . . . . . . . . . .                     25,007(7)                 *
Herbert M. Kennedy  . . . . . . . . . . . . . . . . . .                     12,500(8)                 *
Vernon E. Oechsle . . . . . . . . . . . . . . . . . . .                     13,907(9)                 *
Michael A. Shope  . . . . . . . . . . . . . . . . . . .                     10,009(10)                *
Robert D. Tuttle  . . . . . . . . . . . . . . . . . . .                     16,000(11)                *
John E. Utley . . . . . . . . . . . . . . . . . . . . .                     15,292(12)                *
Gary L. Vollmar . . . . . . . . . . . . . . . . . . . .                     52,918(13)                *
Robert H. Walpole . . . . . . . . . . . . . . . . . . .                    195,158(14)              2.2%
Richard H. Whitehead, III . . . . . . . . . . . . . . .                    125,741(15)              1.4%
All Directors and Executive Officers as
  a Group (12 persons)  . . . . . . . . . . . . . . . .                    818,648(16)              8.8%

------------------
  * Indicates that the percentage beneficially owned does not exceed one percent.

 (1) The named stockholders have sole voting and dispositive power over all shares except as otherwise noted and except as to those shares over which beneficial ownership is disclaimed.
 (2) As reported on a Schedule 13G dated January 24, 1997 filed with the Commission by Franklin Resources, Inc., Rupert H. Johnson, Jr., Charles B. Johnson and Templeton Investments Counsel, Inc., the securities reported therein are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. ("FRI"). According to such Schedule 13G, neither FRI, Charles B. Johnson nor Rupert H. Johnson, Jr. have any power to dispose or to direct the disposition of any of the 1,134,582 shares; Templeton Investment Counsel, Inc. has sole voting and dispositive power with respect to 428,500 shares; Templeton Management Limited (including 1,500 shares advised under a sub-advisor agreement) has sole voting and dispositive power with respect to 252,500 shares; Templeton Global Advisors Limited: has sole voting and dispositive power with respect to 177,000 shares; Templeton Investment Management (Australia) Limited has sole voting and dispositive power with respect to 173,300 shares; Templeton Investment Management Limited has sole voting and dispositive power with respect to 74,000 shares; Templeton/Franklin Investment Services Inc. has sole voting and dispositive power with respect to 29,282 shares. The address of the Stockholder is 777 Mariners Island Boulevard, San Mateo, California 94404.
 (3) As reported on a Schedule 13G dated February 7, 1997 filed with the Commission by David L. Babson & Co., Inc. According to such Schedule 13G, David L. Babson & Co., Inc. has sole voting power with respect to 298,700 of these shares, shared voting power with respect to 211,100 of these shares and sole dispositive power with respect to all 509,800 of these shares. The address of the Stockholder is One Memorial Drive, Cambridge, Massachusetts 02142-1300.
 (4) Includes 74,643 shares owned by Mr. Althaver's wife. Mr. Althaver disclaims beneficial ownership of these shares. Also includes 70,974 shares which are covered by presently exercisable options under the Company's stock option plans and 17,951 shares held for the account of Mr. Althaver by the trustee of the Company's Advantage Plan.
 (5) Includes 3,300 shares owned by Mr. Bacon's wife and 5,025 shares owned by Mr. Bacon's son. Mr. Bacon disclaims beneficial ownership of these shares. Also includes 10,000 shares over which Mr. Bacon shares voting power as co-trustee of two trusts for the benefit of the beneficiaries of the estate of his deceased mother. Includes 10,000 shares which are exercisable under the Equity Plan.
 (6) Includes 12,907 shares which are exercisable under the Equity Plan. Also includes 30,000 shares restricted per terms of an agreement dated October 3, 1996.

 (7) Includes 1,600 shares owned by Mr. Hittler's wife. Mr. Hittler disclaims beneficial ownership of these shares. Also includes 20,669 shares which are covered by presently exercisable options under the Company's stock option plans and 1,238 shares held for the account of Mr. Hittler by the trustee of the Company's Employee Stock Ownership Plan.
 (8) Includes 1,250 shares over which Mr. Kennedy has voting power as trustee of a trust. Also includes 1,250 shares over which Mr. Kennedy's wife has sole voting power as trustee of a trust and as to which Mr. Kennedy disclaims beneficial ownership. Includes 10,000 shares which are exercisable under the Equity Plan.
 (9)     Includes 12,907 shares which are exercisable under the Equity Plan.
(10) Includes 7,809 shares which are covered by presently exercisable options under the Company's stock option plans.
(11) Includes 3,000 shares which Mr. Tuttle owns jointly with his wife, over which Mr. Tuttle and his wife share voting and dispositive power. Includes 10,000 shares which are exercisable under the Equity Plan.
(12) Includes 500 shares over which Mr. Utley has voting power as trustee of a trust and 13,792 shares which are exercisable under the Equity Plan.
(13) Includes 38,115 shares which are covered by presently exercisable options under the Company's stock option plans and 6,805 shares held for the account of Mr. Vollmar by the trustee of the Company's Advantage Plan. Mr. Vollmar's employment with the Company ended on February 17, 1997.
(14) Includes 79,385 shares over which Mr. Walpole shares voting power as co-trustee of a trust for the benefit of the beneficiaries of the estate of his deceased father. Includes 13,325 shares owned by Mr. Walpole's wife. Mr. Walpole disclaims beneficial ownership of these shares. Also includes 1,423 shares held for the account of Mr. Walpole by the trustee of the Company's Advantage Plan.
(15) Includes 23,583 shares which are covered by presently exercisable options under the Company's stock option plans. Also includes 2,158 shares held for the account of Mr. Whitehead by the trustee of the Company's Advantage Plan.
(16) Includes 230,756 shares which are covered by presently exercisable options under the Company's stock option plans. Also includes 28,337 shares held for the account of four officers of the Company by the trustee of the Company's Advantage Plan and includes 1,238 shares held for one officer of the Company by the trustee of the Company's Employee Stock Ownership Plan.

                   IDENTIFICATION OF OTHER EXECUTIVE OFFICERS

         A description of the Company's other executive officers, excepting those officers who are also Directors, is set forth below:

          Name                      Age                  Experience During the Past Five Years
---------------------------         ---   -----------------------------------------------------------------
Daniel L. Hittler                   61    Secretary of the Company since 1993.  Chief Administrative Officer of the Company from 1994 to present.  Director of Administration from 1992 to 1993.  Director of Technical Planning from 1989 to
                                          1992.

Michael A. Shope                    52    Chief Financial Officer of the Company since December 1993.
                                          Treasurer of the Company since April 1994.  Treasurer of Libbey-
                                          Owens-Ford Co., a manufacturer of glass for automotive and industrial applications, from 1986 to 1993.


Richard H. Whitehead, III           52    Vice-President of the Company since 1988.  Vice-President/General
                                          Manager, Automotive Division-Whitehead from 1988 to 1990.

         For a description of those executive officers who are also Directors, see the Classes I, II and III Director charts. Each executive officer shall serve in the capacity described above until such time as his successor is duly elected and qualified.

                           INDEBTEDNESS OF MANAGEMENT

         The following Named Officers (as defined on page 12) are indebted to the Company as disclosed in the following table. The principal amount of the indebtedness in each case relates to loans made by the Company to the Named Officers and to approximately 24 other employees (collectively the "Borrowers") to permit them to repay individual bank loans that came due. The bank loans originated approximately seven years ago to enable the borrowers collectively to acquire approximately 84,500 shares of the Common Stock from UIS, Inc. which had acquired the shares in 1987 as part of an unsuccessful tender offer strategy. The loans carry interest at prime.

                                                                             Maximum
                                                                       Indebtedness Since      Indebtedness at
          Name                             Position                     January 1, 1996       February 19, 1997
-------------------       ------------------------------------         -----------------      -----------------
Lambert E. Althaver       Chairman and Chief Executive Officer               $161,250             $100,000
Gary L. Vollmar           Vice-President                                      145,125              145,125
Robert H. Walpole         Vice-President                                      112,875                    0



            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16 of the Exchange Act requires the Company's officers, directors and persons who own greater than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission. Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Company believes that, except as set forth below, during 1996 all Section 16 filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons.

         Mr. Whitehead did not timely report one transaction on a Form 4 during 1996; however, the information required was subsequently filed in 1996.

                             EXECUTIVE COMPENSATION

         The table below provides information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1996, 1995 and 1994 of the persons who were at December 31, 1996 (i) the Chief Executive Officer and (ii) the four other most highly compensated (based upon combined salary and bonus) executive officers of the Company (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE


                                            Annual
                                          Compensation              Long Term Compensation
                                     ---------------------------------------------------------
                                                                      Awards          Payments
                                                              --------------------------------
                                                              Restricted  Securities
                                                                 Stock    Underlying    LTIP      All Other
              Name and                      Salary     Bonus     Awards     Options    Payouts   Compensation
         Principal Position          Year     ($)       ($)        (#)        (#)        ($)        ($)(1)
-------------------------------------------------------------------------------------------------------------
 Lambert E. Althaver                 1996   450,000         0          0      17,647   204,379         8,870
 Chairman and Chief Executive        1995   375,000         0          0      15,625         0         9,100
 Officer                             1994   330,000         0          0      11,244         0        11,575

 Robert H. Walpole                   1996   265,000 283,070(2)         0           0         0         9,717
 Vice-President                      1995   254,000         0          0           0         0         8,550
                                     1994   242,000         0          0           0         0        11,725

 Gary L. Vollmar(3)                  1996   250,000         0          0       9,803    95,930         9,785
 Vice-President                      1995   225,000         0          0       9,375         0         9,000
                                     1994   200,000         0          0       8,824         0         8,849

 Richard H. Whitehead, III           1996   200,000         0          0       7,843         0        10,460
 Vice-President                      1995   180,000         0          0      10,000         0         6,040
                                     1994   170,000         0          0       7,500         0         5,006

 Michael A. Shope                    1996   150,000    27,000          0       3,529         0        10,035
 Treasurer and Chief Financial       1995   135,000    18,750          0       4,500         0         2,025
 Officer                             1994   125,000         0          0       3,309         0             0

(1) These amounts represent matching and retirement contributions made by the Company pursuant to its salary savings plan, entitled the Advantage Plan.

(2) First of four cash bonus payments earned under the Company's Engine Management Incentive Compensation Plan covering the period July 1, 1991 to June 30, 1996.

(3)  Mr. Vollmar's employment with the Company ended on February 17, 1997.

         The following table provides information on grants of stock options in 1996 to the Named Officers pursuant to the Equity Plan.

                             OPTION GRANTS IN 1996

                                                                                       Potential Realizable
                                                                                     Value at Assumed Annual
                                                                                          Rates of Stock
                                                                                     Appreciation for Option
                                  Individual Grants                                         Terms (2)
-------------------------------------------------------------------------------------------------------------
                                  Number of    % of Total
                                 Securities     Options
                                 Underlying    Granted to
                                   Options     Employees   Exercise
                                   Granted      in 1996      Price     Expiration
              Name                 (#) (1)        (%)       ($/Sh)        Date          5% ($)      10% ($)
-------------------------------------------------------------------------------------------------------------
  Lambert E. Althaver                17,647        15.7       19.125      12/4/2001       212,251     537,886
  Robert H. Walpole                       0        0               0              0             0           0

  Gary L. Vollmar                     9,803         8.7       19.125      12/4/2001       117,907     298,799
  Richard H. Whitehead, III           7,843         7.0       19.125      12/4/2001        94,333     239,057

  Michael A. Shope                    3,529         3.1       19.125      12/4/2001        42,446     107,565

(1) These options were granted under the Equity Plan, approved, as amended, by the stockholders on April 19, 1995. The Named Officers may exercise the options at a price of $19.125 per share at any time after June 4, 1997 through December 4, 2006. Each option includes the grant of a stock performance award under the terms of which the Named Officer will receive a target number of shares of Common Stock if the $19.125 share price appreciates to $41.93 per share by December 4, 2001.

(2) Gains are reportable net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercise are dependent on the future performance of Common Stock, as well as the option holder's continued employment throughout the vesting period. The amounts reflected in the Table may not necessarily be achieved.

         The following table provides information for the Named Officers' unexercised options at December 31, 1996. Included are options granted under the Equity Plan.

                      AGGREGATED OPTION EXERCISES IN 1996
                        AND YEAR-END 1996 OPTION VALUES

                                      Number of Securities Underlying      Value of Unexercised In-the-Money
                                           Unexercised Options at            Options at December 31, 1996
                                           December 31, 1996 (#)                        ($)(1)
-----------------------------------------------------------------------------------------------------------
                Name                   Exercisable       Unexercisable       Exercisable      Unexercisable
-----------------------------------------------------------------------------------------------------------
  Lambert E. Althaver                       70,974              17,647           141,565                  0

  Robert H. Walpole                              0                   0                 0                  0
  Gary L. Vollmar                           38,115               9,803            69,651                  0

  Richard H. Whitehead, III                 23,583               7,843            11,875                  0

  Michael A. Shope                           7,809               3,529             5,261                  0

(1) Based upon the difference between the exercise price and the $18.25 closing price of the Common Stock on the Nasdaq National Market on December 31, 1996.

                          LONG-TERM INCENTIVE PLANS --
                                 AWARDS IN 1996

                                                       Phantoms Awarded (1)
                                                ------------------------------------
                        Name                    Phantoms (#)      Performance Period
         ---------------------------------------------------------------------------
         Lambert E. Althaver                            305         12/94 to 12/99
                                                        373         12/95 to 12/00
         Robert H. Walpole                                0
         Gary L. Vollmar                                184         12/94 to 12/99
                                                        224         12/95 to 12/00
         Richard H. Whitehead, III                      157         12/94 to 12/99
                                                        239         12/95 to 12/00
         Michael A. Shope                                69         12/94 to 12/99
                                                        107         12/95 to 12/00


            (1) Phantom stock grants awarded under the Equity Based Long Term Incentive Compensation Plan approved as amended, by stockholders on April 19, 1995 (the "Equity Plan"). The Equity Plan provides the participants the opportunity to receive stock options at the prevailing market rate.
                 Each stock option includes a stock performance award ("Phantoms") which provides an opportunity to receive a target number of shares of the Common Stock if the share price of the stock appreciates at a compound 17% rate per year for a period of five years from the date of grant. If the appreciation is achieved, the target number of shares will be issued to the executive. Such shares would have a fair market value approximately equal to the exercise price of the stock option.


EMPLOYMENT AND SEVERANCE AGREEMENTS

         The Company has entered into employment agreements with Messrs. Althaver, Hittler, Shope, Whitehead, Walpole and Vollmar which have terms expiring on August 16, 1997 and provide them minimum base salaries of $450,000, $150,000, $150,000, $200,000, $265,000 and $250,000, respectively, subject to review and increase by the Board of Directors Compensation Committee (the "Compensation Committee"). Each employment agreement is renewable automatically for twelve months, subject to cancellation by the Company prior to the anniversary date. The Company also entered into an employment agreement with Mr. Bauchiero which has a term expiring on October 3, 1997 and provides him a base salary of $375,000, subject to review and increase by the Compensation Committee. In addition, each is entitled to participate in the Equity Plan.

         For each of the Named Officers, an employment agreement is linked to a Termination and Change of Control Agreement ("COC Agreements"). In combination, these agreements provide a severance provision under the terms of which the employee is entitled to severance pay if during the initial term of the agreement or a renewal term, his employment (i) is terminated (including nonrenewal of his employment agreement) by the Company other than for cause or
(ii) is terminated voluntarily by him for good reason. The severance pay payable under the agreements is an amount equal to the annual base compensation being paid to the Named Officer at the date of termination.

         The employment agreements and the COC Agreements were the result of a determination by the Board of Directors that it was important to, and in the best interests of the Company and its stockholders, to ensure that in the event of a possible change in control of the Company, the stability and continuity of management will continue unimpaired, free of distraction incident to any such change in control.

         The COC Agreements provide that if during a three-year period following a Change in Control of the Company, an employee's employment is terminated by the Company for cause or if the employee terminates employment for good reason, the employee will receive (1) a single sum payment equal to three times the employee's average compensation of the prior three calendar years (including incentive bonus), (2) 36 months of additional medical, dental, life, disability and accident insurance, (3) an amount equal to the actuarial equivalent of the benefit under a SERP which the employee would receive if employment would have continued for three years, (4) acceleration of any performance awards granted prior to the extension date equal to the cash amount payable plus the value of any shares of Common Stock payable upon achievement of maximum performance, (5) a cash amount equal to the value of any phantom shares of Common Stock credited to employee's deferral account, (6) exercisable stock options and restricted stock will be vested, (7) outplacement services at the sole discretion of employee and (8) other perquisites substantially similar to those in effect for the employee at the time of the Change of Control of the Company. In the event the present value of these payments and benefits exceed an amount which would render them "parachute payments" under Section 280G of the Internal Revenue Code, the Company will pay a gross up amount to the employee to compensate him for the additional excise tax assessed thereon.
Each employee agrees that following his termination of employment with the Company, he will cooperate with the Company in any litigation involving the Company, not disclose Company trade secrets, and for a one-year period following the date of such employee's termination, not compete with the Company. "Change in Control" of the Company is defined to include certain reorganizations, consolidations or mergers of the Company, certain sales or transfers of substantially all the assets of the Company, approval by the stockholders of the Company of its liquidation or dissolution, a change in the composition of the Company's Board of Directors such that it is comprised of directors, a majority of whom are not "Continuing Directors" as defined in the agreements, or the acquisition by certain persons of twenty percent or more of the combined voting power of the Company's outstanding securities.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION



OVERVIEW
         Recognizing that an organization's long term success is in large part determined by the quality of leadership provided by its executive officers, the Company has designed its executive compensation program to attract, motivate and retain the highest level of executive talent and to align these executives' interests with the long term interests of the stockholders. The program is comprised of base salary, long term incentive opportunities, cash bonuses and benefits typically offered to executives by comparably sized manufacturing companies.

         The Compensation Committee, which is comprised solely of outside Directors, determines the compensation of the executive officers of the Company, including the Named Officers, and sets the policies for, and reviews the compensation awarded to, the approximately next 25 most highly compensated employees. In reviewing the individual performances of the Named Officers (other than Mr. Althaver, the CEO), the Compensation Committee considers the recommendations of Mr. Althaver.

         The Compensation Committee currently intends for all compensation paid to the Named Officers to be tax deductible pursuant to Section 162(m) of the Internal Revenue Code. In the future, however, if in the judgment of the Compensation Committee the benefits to the Company outweigh any costs to the Company of such failure to qualify, the Compensation Committee may adopt such a program.

         During 1996 a thorough analysis of total executive compensation paid to the Company's executives was made by the Company's counsel in combination with Towers Perrin, an executive compensation consulting firm. The focus of this analysis was directed by the outside members of the Board (including the Compensation Committee).

BASE SALARY

         The Committee believes that base compensation should primarily be a function of the competitive environment of the marketplace. Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for positions of comparable complexity and responsibility.

         For this purpose the Committee relied on the results of Zachary D. Ford and Associates ("Ford") who conducted a base salary analysis in November 1995. The results of the Towers Perrin analysis were not used to set 1996 salaries but were used to further confirm the relationship of such salaries to market conditions. Accordingly, salaries for four of the Named Officers are below the 50th percentile of market value, and salaries are approximately 70th and 80th percentile for two other Named Officers. Mr. Bauchiero was hired in August 1996 and his salary is approximately 50th percentile of the market data base provided by Towers Perrin.

         With respect to the base salary granted to Mr. Althaver in 1996, the Compensation Committee utilized the Ford analysis and also considered the longevity of Mr. Althaver's service to the Company and its belief that Mr. Althaver is an excellent representative of the Company to the public. Mr. Althaver was granted a base salary of $450,000 for 1996, an increase of 20% over his $375,000 base salary for 1995. The Committee's decision to increase Mr. Althaver's base compensation was not directly based upon or related to the Company's financial performance.

LONG TERM INCENTIVE COMPENSATION

         Under the Company's executive compensation program, each Named Officer's opportunity for incentive compensation is in large part tied to the Company's financial performance, through participation in either the Equity Plan or Walbro Engine Management Incentive Compensation Plan.

         Equity Based Long Term Incentive Plan. Key executives not assigned to the Engine Management Corporation subsidiary are entitled to participate in the Equity Plan, approved by the stockholders, as amended, on April 19, 1995. The Equity Plan provides the participants the opportunity to receive stock options at the prevailing market rate. Included with the stock options are stock performance awards tied to appreciation of the Common Stock.

         The size of each stock option award, the aggregate exercise price of which cannot exceed 125% of the executive's base salary, is determined by the Compensation Committee. In making this determination the Committee considers competitive industry practice and the Company's financial performance for the most recent fiscal year measured against its short term and long term goals.
In addition, the Committee considers other performance measures which may not directly bear on short term stock performance, including, where appropriate, sales growth, market share, improvements in product quality and improvements in relations with customers, suppliers and employees, assigning no specific weight to any one performance measure.

         Each stock option includes a stock performance award which provides an opportunity to receive a target number of shares of the Common Stock if the share price of the stock appreciates at a compound 17% rate per year for a period of five years from the date of grant. If the appreciation is achieved, the target number of shares will be issued to the executive. Such shares would have a fair market value approximately equal to the exercise price of the stock option.

         In 1996, Mr. Althaver received options to purchase 17,647 shares of Common Stock at $19.125 per share, the fair market value of the options on the date the options were granted. In determining the number of stock options to award Mr. Althaver, the Committee assessed the Company's financial performance relative to its goals for net income for the year, and it took into consideration certain subjective factors, including its evaluation of his accomplishments in strategic planning and the steps taken to expand the Company's products and markets. This stock option component of the CEO's 1996 compensation was 25% less than the maximum potential grant authorized under the Equity Plan, directly reflecting the Company's below-target earnings.

         Mr. Althaver received a total of 678 stock performance award shares in 1996, all of which were pursuant to stock options granted on December 5, 1994 and December 11, 1995. The fair market value of the shares as of December 31, 1996 was $12,374. The number of stock performance award shares earned by Mr. Althaver was determined by the formula established by the Equity Plan.


         Engine Management Incentive Compensation Plan. Incentive compensation for executive officers assigned to the Walbro Engine Management Corporation subsidiary ("EMC"), including Mr. Walpole, has been tied to EMC's financial performance measured against the five year plan ending June 30, 1996. Participants earned a share of the pool of dollars the size of which is based upon EMC's degree of success in achieving a cumulative five year earnings target. The threshold before any dollars were assigned to the pool was 70% of the five year plan. The value of the performance pool as of the determination date was equal to the product of the fair market value of EMC and a target percentage determined by the amount of imputed debt outstanding under the EMC plan.

         The Plan was completed and the pool of dollars earned by the participants was established based on the performance of EMC during the five year period. Mr. Walpole was paid $283,070 in 1996. The remaining portion will be paid in three equal payments on July 1, 1997, 1998 and 1999.

 For the period July 1, 1996 to December 31, 1996, Mr. Walpole was not paid any bonus.

                             COMPENSATION COMMITTEE
                        William T. Bacon, Jr., Chairman

                   John E. Utley               Robert D. Tuttle

                               PERFORMANCE GRAPH

         The following graph shows a five year comparison of cumulative total returns for the Company, the S&P 500 composite index, a peer group of companies selected by the Company (the "Peer Group"). The Company determined to change its Peer Group of companies in the 1996 proxy statement because it believes that the companies included in the current Peer Group represent a more comparable group of companies.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN


                                 [LINE GRAPH]

                                1991    1992    1993    1994    1995    1996
                               ------  ------  ------  ------  ------  ------
Walbro Corporation             100.00  159.72  137.55   99.47   96.27   99.63
Standard and Poor's 500 Index  100.00  107.62  118.46  120.03  165.13  203.05
Peer Group                     100.00  150.47  235.32  175.41  165.33  220.44

        The comparison assumes $100 was invested on December 31, 1991 in the Common Stock, the S&P 500 index, and in the Peer Group.

         The companies in the Peer Group, all of which are in the automotive industry, are as follows:

Arvin Industries, Inc.                  Mascotech, Inc.
Borg Warner Automotive, Inc.            Shiloh Industries Inc.
Breed Technologies Inc.                 Simpson Industries, Inc.
Collins & Aikman Products Co.           A.O. Smith Corporation
Donnelly Corporation                    The Standard Products Company
Excel Industries, Inc.                  Stant Corporation
Gentex Corporation                      Superior Industries International, Inc.
Harvard Industries, Inc.                Tower Automotive
Hayes Wheels International, Inc.        Walbro Corporation
Intermet Corporation

         In 1996, Masland Corporation, which was included in the Company's peer group in the 1996 proxy statement, was acquired by Lear Corporation. As a result of this acquisition, Masland Corporation has been deleted from the Peer Group.

                         INDEPENDENT PUBLIC ACCOUNTANT

         The Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen & Co. to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 1997. Arthur Andersen & Co. has been the Company's independent public accountant for eleven years. A representative of Arthur Andersen & Co. is expected to be present at the Annual Meeting with the opportunity to make a statement, if he or she desires, and is expected to be available to respond to appropriate questions with respect to that firm's examination of the Company's Consolidated Financial Statements.


                         PROPOSALS OF SECURITY HOLDERS

         Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders must be received by the Secretary of the Company, 6242 Garfield Street, Cass City, Michigan 48726, no later than November 8, 1997.


                                   FORM 10-K

         The Company will furnish without charge a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, including the financial statements and the schedules thereto, upon the written request of any security holder as of the record date, and will provide copies of the exhibits to such Annual Report upon payment of a reasonable fee which shall not exceed the Company's reasonable expenses incurred in connection therewith. Requests for such materials should be directed to Secretary, Walbro Corporation, 6242 Garfield Street, Cass City, Michigan, 48726.


                                 OTHER BUSINESS

         It is not anticipated that any matters will be presented to the stockholders other than those mentioned in this Notice. However, if other matters are brought before the meeting, it is intended that the persons named in the Proxy will vote as the Board of Directors directs.


                                        By order of the Board of Directors

                                        /s/ Daniel L. Hittler
                                        ----------------------------------
                                        Daniel L. Hittler, Secretary



                    ALL STOCKHOLDERS ARE URGENTLY REQUESTED
                    TO SIGN AND MAIL THEIR PROXIES PROMPTLY

                              WALBRO CORPORATION
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  /X/

                                                             For All Except
                                             For    Witheld  Nominees
                                             All      All    Crossed Out
1.  ELECTION OF CLASS 1 DIRECTORS:            / /     / /     / /      2.   IN THEIR DISCRETION, THE PROXIES ARE
    Robert D. Tuttle and  Robert H. Walpole                                 AUTHORIZED TO VOTE UPON SUCH OTHER
    (To withhold authority to vote for any                                  MATTERS AS MAY PROPERLY COME BEFORE
    individual nominees(s), strike a line                                   THE MEETING.
    through the nominee's name above and
    fill in the "For All Except Nominees
    Crossed Out" oval.)

                                                                                      ________________________________________
                                                                                      Signature

                                                                                      ________________________________________
                                                                                      Signature (if held jointly)

                                                                                      Dated: ______________________________, 1997
                                                                                      Signature(s) of holders of common stock
                                                                                      should agree with the name(s) shown on this
                                                                                      Proxy. For joint accounts, both owners
                                                                                      should sign. When signing as attorney,
                                                                                      executor, administrator, trustee or guardian
                                                                                      please give title as such. When signing as a
                                                                                      corporation, please sign in full corporate
                                                                                      name by President or other authorized officer.
                                                                                      When signing as a partnership, please sign in
                                                                                      partnership name by an authorized person.


PLEASE MARK, SIGN DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

PROXY                                                                      PROXY

           Proxy Solicited on Behalf of the Board of Directors for

                      Annual Meeting of Stockholders of
                              WALBRO CORPORATION

                         To Be Held on April 30, 1997


The undersigned hereby appoints Lambert E. Althaver and Frank E. Bauchiero, and each or either of them, with power of substitution, as attorneys and proxies for and in the name and place of the undersigned, to vote the number of shares that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of Walbro Corporation to be held in Auburn Hills, Michigan at 1227 Centre Road on the 30th day of April 1997, at 11:00 am. local time ,or at any adjournment thereof, upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

IF NOT MARKED TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE NOMINEES LIST
                                IN PROPOSAL 1.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED IN PROPOSAL 1

   IMPORTANT:  THIS PROXY IS CONTINUED AND MUST BE SIGNED AND DATED ON THE
                                REVERSE SIDE.